SECURITIES AND EXCHANGE COMMISSION
                           Washington, D. C.  20549



Form 8-K
Current Report Pursuant to Section 13 or 15(d) of The Securities Act of 1934



Date of Report (date of earliest event reported):  March 20, 2000



Mallon Resources Corporation
(exact name of registrant as specified in its charter)


    Colorado                       0-17267               84-1095959
(State or other                  (Commission           (I.R.S. Employer
jurisdiction                     File Number)         Identification No.)
of incorporation)



999 18th Street, Suite 1700, Denver, Colorado                 80202
(address of principal executive offices)                   (zip code)



Registrant's telephone number, including area code:  (303) 293-2333 not applicable
(former name or former address, if changed since last report)

Item 5.  Other Events

Mallon Resources Corporation (the "Company") issued the following press release, dated March 20, 2000, the text of which follows:

    Denver, Colorado -- Mallon Resources Corporation (Nasdaq: "MLRC") today reported its 1999 financial and operating results. Mallon reported a net loss for 1999 of $2,777,000 on revenues of $13,298,000, compared to a net loss for 1998 of $18,186,000 on revenues of $13,178,000. The net loss attributable to common shareholders for 1999 was $3,013,000 ($0.41 per basic share) compared to a net loss attributable to common shareholders for 1998 of $18,306,000 ($2.61 per basic share). Results for 1998 included a fourth-quarter write-down of oil and gas properties of $16,842,000. Mallon's 1999 revenues were up $120,000 (1%) over its 1998's revenues. The average oil price realized per barrel for 1999 was $17.38, a 34% increase from the 1998 average of $12.99. The average gas price realized per Mcf for 1999 was $1.81, a 5% increase from the 1998 average of $1.72. Natural gas constituted 84% of Mallon's total production in 1999 compared to 81% in 1998. Operating cash flow for 1999 was $3,599,000, down 19% from $4,453,000 for 1998.

    Mallon's average daily production for 1999 was 18.2 million cubic feet of natural gas equivalents ("Mmcfe"), an 8% decrease from 1998's average daily production of 19.8 Mmcfe. Production was down because Mallon's drilling and recompletion program in the heart of its East Blanco Field in the San Juan Basin was limited for most of 1999. In September, Mallon obtained debt financing to provide funds to resume its drilling and recompletion program in East Blanco Field. During 1999, Mallon drilled or recompleted 29 wells, of which 19 were drilled or recompleted during fourth quarter 1999.

    Fourth quarter revenues were $3,760,000 in 1999, up 8% over the year earlier period. The increased revenues reflect a 52% increase in prices per Mcfe to $2.50 in 1999 from $1.65 in 1998. The net loss for fourth quarter 1999 was $1,282,000 and the net loss attributable to common shareholders was $1,428,000 ($0.18 per basic share) compared to the net loss attributable to common shareholders for fourth quarter 1998 of $17,871,000 ($2.54 per basic share). Operating cash flow for fourth quarter 1999 rose to $1,232,000 ($0.16 per basic share) from $848,000 ($0.12 per basic share) in 1998, primarily as a result of higher prices during the period. Fourth quarter 1999 average daily production decreased 30% to 16.0 Mmcfe compared to fourth quarter 1998's 22.8 Mmcfe. The decrease was largely due to the carry-over affects of the Company's reduced level of operations during the first three quarters of 1999. With the resumption of drilling and recompletion activity during fourth quarter 1999, the Company's average daily production for February 2000 was back up to approximately 20.0 Mmcfe.

    The foregoing information contains forward-looking statements and forecasts, the realization of which cannot be assured. Actual results may differ significantly from those forecast. Inaccurate geologic and engineering interpretations, the volatility of commodity prices, unbudgeted cost increases, unforeseen delays in operations, and operations that prove less successful than anticipated are risks that can significantly affect Mallon's operations. These and other risk factors that affect Mallon's business are discussed in Mallon's Annual Report.

SELECTED FINANCIAL AND OPERATING DATA


(In thousands, except per unit data)                              For the Three Months    For the Years Ended
                                                                   Ended December 31,         December 31,
                                                                    1999       1998         1999       1998
Selected Results
  Revenues                                                        $ 3,760    $ 3,490     $13,298    $13,178
  Costs and expenses                                                5,042     21,331 (D)  15,970     31,364 (D)
  Net loss                                                         (1,282)   (17,841)(D)  (2,777)   (18,186)(D)
  Net loss attributable to common shareholders                     (1,428)   (17,871)(D)  (3,013)   (18,306)(D)
  Basic net loss per share attributable to
      common shareholders (C)                                       (0.18)     (2.54)(D)   (0.41)     (2.61)(D)
  EBITDA (A)                                                        1,249      1,304       5,251      5,343
  EBITDA per basic share                                             0.16       0.19        0.72       0.76

  Cash flow (B)                                                     1,232        848       3,599      4,453
  Cash flow per basic share                                          0.16       0.12        0.49       0.63
  Basic weighted average shares outstanding (C)                     7,833      7,025       7,283      7,015

Other Operating Data
  Net Production:
  Gas (Mmcf)                                                        1,223      1,796       5,600      5,852
  Oil (Mbbls)                                                          42         50         172        230
  Mmcfe                                                             1,475      2,096       6,632      7,232
  Average realized sales price
  Gas ($/Mcf)                                                       $2.23      $1.62       $1.81      $1.72
  Oil ($/Bbl)                                                      $22.88     $11.28      $17.38     $12.99
  Mcfe ($/Mcfe)                                                     $2.50      $1.65       $1.98      $1.81


A. EBITDA is earnings before income taxes, interest expense, depreciation, depletion and amortization, impairment, and extraordinary loss.
B. Cash flow from operating activities before working capital adjustments.
C. Because the Company is in a loss position, all common stock equivalents are anti-dilutive. Therefore, only basic share and per share information has been presented.
D. Includes a write-down of oil and gas properties of $16,842,000 in 1998 pursuant to the rules of the Securities and Exchange Commission for companies employing the full cost method of accounting.

    Mallon Resources Corporation is a Denver-based oil and gas exploration and production company operating primarily in the San Juan and Delaware Basins of New Mexico. Mallon's Common Stock is quoted on Nasdaq under the symbol "MLRC."

                                    Signatures

    Pursuant to the requirements of the Securities Exchange act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                    Mallon Resources Corporation


March 23, 2000                      By: _/s/ Roy K. Ross______________________
                                        Roy K. Ross, Executive Vice President